EXHIBIT 99.1

duostech	FOR IMMEDIATE RELEASE

Duos Technologies Group Reports Fourth Quarter and Full Year 2018 Results

Record Annual Revenue Underscores Breakthrough Year Driven by Emerging Market Adoption of Company’s Superior Rail Inspection Portal Technology

Jacksonville, FL/ Accesswire/ April 11, 2019 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (OTCQB: DUOT), a provider of intelligent security analytical technology solutions, reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 and Recent Operational Highlights

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Following its initial multi-million-dollar contract announced in May 2018, Duos was awarded an additional multi-million-dollar contract by Canadian National, a leading North American Class-1 transportation and logistics company, for the deployment of three additional Rail Inspection Portals (rip®), which are to be installed at three main-line locations, with two planned in the U.S. and an additional unit in Canada

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Launched truevue360™, which will focus on driving additional revenues and margin to the Company by developing, implementing and marketing artificial intelligence and deep learning solutions for a broad range of industries

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Successfully completed the first deployment of the Company’s new dcVue™ software, licensed as a commercial application in partnership with FNT Software, a leading provider of integrated software solutions for IT management, data center infrastructure management and telecommunication infrastructure management worldwide

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Strengthened leadership and increased industry experience of the Company’s Board of Directors through the appointment of Ken Ehrman as an Independent Director, who will serve as head of the compensation and nominating committees

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Awarded contract in the aggregate of $1.0 million from a regional bank with a national footprint for the installation of Duos’ praesidium® and centraco® systems, which will provide comprehensive security solutions for 19 of the bank’s sites in 14 locations across the United States.

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Awarded a patent by the U.S. Patent and Trademark Office for the Company’s Linear Speed Measurement technology, which enables the “stitching” of images that are a single pixel wide into an accurate high-definition image of a train with up to 100 or more cars, significantly increasing the accuracy and speed of the information compared to commercially available measurement devices.

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Added key technical, development and project management staff and increased headcount to 50 staff in 2018.

Fourth Quarter 2018 Financial Results

Total revenue increased 299% to $2.56 million, from $641,000 in the same quarterly period last year. The significant increase in total revenue was driven by substantial completion of key projects awarded earlier in the year.

Gross profit increased 416% to $1.14 million, from $221,000 in the same quarterly period last year. The significant increase in gross profit was due to the effect of both higher revenues and lower cost of sales on projects that were completed in the quarter.

Operating expenses increased 59% to $1.98 million from $1.24 million in the same quarterly period last year. The increase in operating expenses was the result of investments in additional staffing to support much higher revenues and anticipated business for 2019.

Net loss totaled $836,000 an improvement from a net loss of $1.41 million in the same quarter a year-ago. The improvement in net income was primarily attributable to significant increase in revenue over the comparable quarter in 2017, improved Gross Margins in the quarter and a lower rate of Operating Expense growth.

Full Year 2018 Financial Results

Total revenue increased 210% to a record $12.0 million, from $3.9 million in the same period last year. The significant increase in total revenue was driven by an increase in project revenue and maintenance and technical support, which was offset by a decrease in IT asset management services revenues. The increase in project revenue is a result of the Company’s ongoing introduction of new offerings, including intelligent analytics and machine learning, and transition from traditional legacy security-centric offerings.

Gross profit increased 227% to $5.2 million, from $1.6 million in the same period last year. The significant increase in gross profit was due to the increase in project revenues as discussed above. Although certain quarters were impacted by accounting changes related to the implementation of ASC 606 the new standard for revenue recognition, 2018 can be compared with 2017 as the impact of ASC606 for the full year 2018 was minimal.

Operating expenses increased 35% to $6.8 million from $5.0 million in the same period last year. The increase in operating expenses was mainly due to an increase in resources related to the significant increase in revenues for the period as discussed above. Selling and marketing expenses both increased in line with the Company’s investment in resources to grow the business but were offset by lower professional fees due to minimal fundraising and corporate actions during the year.  Research and development expenditures also increased as the Company began investing in its AI platform in the fourth quarter. The increase in full-time and contract labor was higher during the period due to an increase in number of employees and additional contract expenses related to the overall significant increase in revenues.

Net loss totaled $1.6 million, or $(0.08) per diluted share, an improvement from net loss of $5.2 million, or $(1.43) per diluted share, in the same period a year-ago. The improvement in net income was primarily attributable to the increase in project revenues as discussed above.

Financial Outlook

For the fiscal year ending December 31, 2019, the Company expects total revenue to be between $14.0 million and $15.0 million, which would represent an approximate 16% to 25% increase over 2018. The Company’s guidance is based on contracts in backlog that are already performing and scheduled to be executed during, or which have been executed before, the fourth quarter of 2019. Management also anticipates securing additional awards in 2019.

Management Commentary

“The fourth quarter was a strong finish to a transformational year for our business,” said Duos Chairman and CEO Gianni Arcaini. “Financially, in 2018 we grew our topline by more than 200%, which allowed us to significantly improve the health of our balance sheet. Our growth was driven mainly by the increased adoption of our rail inspection portal technology, which we successfully deployed for several blue-chip organizations during the year. Going forward, we expect our growth to continue through additional sales to our current customer base as well as through new wins in existing and adjacent markets as awareness grows for our versatile solutions and their broad industry-agnostic applications.

Mr. Arcaini continued, “We remain focused on our core business while also incorporating additional services and technologies that will allow us to diversify revenue streams in a more consistent manner with the ultimate goal of reducing our overall reliance on project-based income. More specifically, with truevue360™, we expect to leverage the Company’s artificial intelligence and deep learning experience to create a centrally managed platform for our existing artificial intelligence solutions and also serve as a third-party offering for potential customers in a broad range of industries. With the increased visibility provided by our order backlog, we are confident in achieving our financial projections for 2019, which would, if achieved, represent a 25% increase over 2018’s record performance.”

Conference Call

The Company’s management will host a conference call on Thursday, April 11, 2019 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question and answer period.

Date: Thursday, April 11, 2019

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: (888) 481-7939

International dial-in: (617) 847-8707

Passcode: 79868521

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (OTCQB: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., provides advanced intelligent security and analytical technology solutions with a strong portfolio of intellectual property. The Company’s core competencies include intelligent technologies that combine machine learning, artificial intelligence and advanced video analytics that are delivered through its proprietary integrated enterprise command and control centraco® platform. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, retail, petrochemical, government, and banking sectors. Duos Technologies also offers professional and consulting services for large data centers. For more information, visit www.duostech.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions or the negative of these terms and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Duos Technologies Group, Inc.’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with the SEC.

Contacts: Duos Technologies
Corporate Tracie Hutchins Duos Technology Group, Inc. (904) 652-1601 tlh@duostech.com Investor Relations Matt Glover or Tom Colton Liolios (949) 574-3860 DUOT@liolios.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2018	2017

REVENUES:
Project	$10,753,926	$1,884,079
Maintenance and technical support	1,170,215	1,127,932
IT asset management services	124,478	872,577

Total Revenues	12,048,619	3,884,588

COST OF REVENUES:
Project	6,373,684	1,487,516
Maintenance and technical support	409,316	458,960
IT asset management services	61,396	348,076

Total Cost of Revenues	6,844,396	2,294,552

GROSS PROFIT	5,204,223	1,590,036

OPERATING EXPENSES:
Selling and marketing expenses	289,140	179,318
Salaries, wages and contract labor	4,299,799	3,098,782
Research and development	488,694	310,099
Professional fees	245,033	393,531
General and administrative expenses	1,451,461	1,051,799

Total Operating Expenses	6,774,127	5,033,529

INCOME (LOSS) FROM OPERATIONS	(1,569,904)	(3,443,494)

OTHER INCOME (EXPENSES):
Interest Expense	(17,180)	(4,519,035)
Gain on settlement of debt	—	64,647
Warrant derivative gain	—	2,743,686
Other income, net	6,197	1,719

Total Other Income (Expense)	(10,983)	(1,708,983)

NET INCOME (LOSS)	(1,580,887)	(5,152,477)

Series A preferred stock dividends	—	(17,760)

Net income (loss) applicable to common stock	$(1,580,887)	$(5,170,237)

Basic Net Income (Loss) Per Share	$(0.08)	$(1.43)
Diluted Net Income(Loss) Per Share	$(0.08)	$(1.43)

Weighted Average Shares-Basic	20,796,132	3,606,401
Weighted Average Shares-Diluted	20,796,132	3,606,401

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash	$1,209,301	$1,941,818
Accounts receivable, net	1,538,793	298,304
Contract assets	1,208,604	423,793
Prepaid expenses and other current assets	235,198	90,923
Total Current Assets	4,191,896	2,754,838

Property and equipment, net	204,226	65,362

OTHER ASSETS:
Software Development Costs, net	40,000	—
Patents and trademarks, net	53,871	45,978
Total Other Assets	93,871	45,978
TOTAL ASSETS	$4,489,993	$2,866,178

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,416,716	$812,618
Accounts payable - related parties	13,473	12,598
Notes payable - financing agreements	48,330	49,657
Notes payable - related parties	—	9,078
Line of credit	31,201	34,513
Payroll taxes payable	317,573	149,448
Accrued expenses	222,328	497,277
Contract liabilities	2,248,829	200,410
Deferred revenue	362,528	438,907
Total Current Liabilities	4,660,978	2,204,506

Notes payable - related party	—	39,137
Total Liabilities	4,660,978	2,243,643

Commitments and Contingencies (Note 11)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share,
500,000 shares designated; 0 issued and outstanding at December 31, 2018 and
December 31, 2017, convertible into common stock at $6.30 per share	—	—
Series B convertible cumulative preferred stock, $1,000 stated value per share,
15,000 shares designated; 2,830 issued and outstanding at December 31, 2018 and
December 31, 2017, convertible into common stock at $0.50 per share	2,830,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized,
21,082,351 and 20,657,850 shares issued, 21,075,958
and 20,654,570 shares outstanding at December 31, 2018
and December 31, 2017, respectively	21,082	20,658
Additional paid-in capital	27,397,225	26,608,823
Total stock & paid-in-capital	30,248,307	29,459,481
Accumulated deficit	(30,269,833)	(28,688,946)
Sub-total	(21,526)	770,535
Less: Treasury stock (6,393 and 3,280 shares of common stock)	(149,459)	(148,000)
Total Stockholders' Equity (Deficit)	(170,985)	622,535

Total Liabilities and Stockholders' Equity (Deficit)	$4,489,993	$2,866,178

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2018	2017
Cash from operating activities:
Net loss	$(1,580,887)	$(5,152,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	98,922	48,283
Gain on settlement of debt	—	(64,647)
Stock issued per origination	—	750,000
Stock option expense	447,826	—
Amortization of debt discounts	—	2,724,389
Initial fair value of warrant liability	—	735,347
Warrant derivative gain	—	(2,743,686)
Changes in assets and liabilities:
Accounts receivable	(1,240,489)	(41,315)
Contract assets	(784,811)	52,880
Prepaid expenses and other current assets	97,964	263,827
Accounts payable	604,096	184,829
Accounts payable-related party	875	(27,538)
Payroll taxes payable	168,125	(295,028)
Accrued expenses	(128,948)	258,307
Contract liabilities	2,048,419	(19,215)
Deferred revenue	(76,379)	(236,262)
Net cash used in operating activities	(345,287)	(3,562,306)

Cash flows from investing activities:
Software development costs	(60,000)	—
Purchase of patents/trademarks	(13,285)	—
Purchase of fixed assets	(212,393)	(41,709)
Net cash used in investing activities	(285,678)	(41,709)

Cash flows from financing activities:
Repayments of line of credit	(3,312)	(3,506)
Repayments of related party notes	(48,215)	(432,527)
Repayments of insurance and equipment financing	(243,566)	—
Repayments of notes payable	—	(1,766,250)
Repayments of series A convertible stock	—	(319,680)
Repurchase of common stock	(1,459)	—
Proceeds from series B preferred stock	—	1,000,000
Proceeds from common stock, net	—	5,777,390
Proceeds from warrants exercised	195,000	—
Proceeds from financing agreements	—	(217,470)
Proceeds of notes payable	—	1,333,500
Net cash (used in) provided by financing activities	(101,552)	5,371,457

Net decrease in cash	(732,517)	1,767,442
Cash, beginning of period	1,941,818	174,376
Cash, end of period	1,209,301	1,941,818